EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Eiger BioPharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Equity(3)	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	1,728,441	$4.16	$7,190,314.56	.0000927	$666.54
Fees to Be Paid	Equity(4)	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	165,000	$4.16	$686,400.00	.0000927	$63.63
	Total Offering Amounts							$730.17
	Total Fee Offsets							$—
	Net Fee Due							$730.17

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Market on March 7, 2022 in accordance with Rule 457(c) of the Securities Act.

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2013 EIP on January 1, 2022 pursuant to an “evergreen” provision contained in the 2013 EIP. Pursuant to such provision, on the first day of each fiscal year, ending on (and including) January 1, 2026, the number of shares authorized for issuance under the 2013 EIP is automatically increased by a number equal to: (a) 5% of the total number of shares of Common Stock outstanding on the last day of the preceding fiscal year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2013 ESPP on January 1, 2021 pursuant to an “evergreen” provision contained in the 2013 ESPP. Pursuant to such provision, on January 1st of each year, ending on (and including) January 1, 2026, the number of shares authorized for issuance under the 2013 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year; (b) 165,000 shares; or (c) such lesser number of shares of Common Stock as is determined by the Board for the applicable year.